Exhibit 21

SUBSIDIARIES OF SIGNATURE GROUP HOLDINGS, INC.

Name	Jurisdiction of Organization
SGGH, LLC	Delaware
Cosmedicine, LLC	Delaware
Electrical Source	California
Real Alloy Intermediate Holding, LLC	Delaware